EXHIBIT 12.1
Statement re: Computation of ratio of earnings to fixed charges
      The following tables set forth our ratio of earnings to fixed charges for the periods indicated, using financial information compiled in accordance with IFRS and U.S. GAAP, respectively. IFRS, as adopted by the European Union, is our primary GAAP. Our transition date to IFRS is April 1, 2004. Consequently, no figures are provided for years ending prior to that date.

	Year Ended March 31,

	2006	2005	2004	2003	2002

Earnings to fixed charges — IFRS	2.91	2.62	—	—	—
Earnings to fixed charges — U.S. GAAP	2.03	3.11	2.00	1.96	2.62
      The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represents pre-tax income from continuing operations before minority interests, income or loss from joint ventures and associates, fixed charges, amortization of capitalized interest plus dividends received from joint ventures and associates less capitalized interest. Fixed charges includes interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness and, for IFRS, excluding amounts recognized in interest in respect of pension liabilities) plus interest portion of lease rentals and preferred stock dividends.

	Year Ended March 31,

	2006	2005	2004	2003	2002

	(£ in millions)
IFRS
Profit before tax from continuing operations before adjustment for minority interest or income or loss from joint ventures and associates	1,776	1,436	—	—	—
Fixed charges (see below)	910	862	—	—	—
Dividends from joint ventures and associates	2	5	—	—	—
Amortization of capitalized interest	19	15	—	—	—
Less: capitalized interest	(60)	(63)	—	—	—

	2,647	2,255	—	—	—

Fixed charges
Interest expense, including amortization of debt expense and similar charges	870	834	—	—	—
Interest portion of rental expense (33% of rentals)(1)	40	28	—	—	—

	910	862	—	—	—

U.S. GAAP
Profit before tax from continuing operations before adjustment for minority interest or income or loss from joint ventures and associates	1,059	1,344	851	722	749
Fixed charges (see below)	987	617	812	747	458
Dividends from joint ventures and associates	2	5	8	11	13
Amortization of capitalized interest	19	15	9	9	8
Less: capitalized interest	(60)	(63)	(55)	(28)	(26)

	2,007	1,918	1,625	1,461	1,202

	Year Ended March 31,

	2006	2005	2004	2003	2002

	(£ in millions)
Fixed charges
Interest expense, including amortization of debt expense and similar charges	946	587	785	721	440
Interest portion of rental expense (33% of rentals)(1)	40	28	24	20	9
Preferred stock dividends	1	2	3	4	1
Interest associated with debt of equity affiliates guaranteed by the group	—	—	—	2	8

	987	617	812	747	458

(1)	33% is considered to be a reasonable approximation of the interest factor.